Exhibit 99.1


              Muzak and DMX Enter Next Phase with the DOJ


    FORT MILL, S.C. & AUSTIN, Texas--(BUSINESS WIRE)--May 24, 2007--Muzak LLC and DMX, Inc., two leading providers of business music and other sensory media services, today announced that they each had received a request for additional information from the U.S. Department of Justice in connection with the proposed transaction under which they would be merged and sold to a third party. A spokesperson for Muzak said: "we have been in a dialogue with the staff at the Department of Justice since our Hart Scott Rodino notification was filed, and while this request will delay our ability to close a transaction we believe the additional information requested will serve to confirm that a merger of the two companies will not adversely affect competition, will result in significant synergies for the combined companies, and will benefit our customers."

    Under the Hart Scott Rodino law, the parties may not close the transaction until they have substantially complied with the Department of Justice's requests for additional information. In the interim, the third party who will purchase the companies is as yet unidentified and no negotiations with a third party are ongoing.

    About Muzak

    As a leading provider of business music, Muzak creates experiences that reach more than 100 million people daily. Some of the biggest brands in business, from Applebee's to JCPenney to McDonald's, work with Muzak to enhance their brand image in more than 350,000 client locations. Over 90 music programs and numerous custom programs are distributed around the world. Muzak creates custom on-hold and in-store voice messages, and designs and installs professional sound systems, commercial television, drive-thru systems, digital signage, soundmasking systems and more through its national network of sales and service locations. For more information, visit www.muzak.com.

    About DMX

    Recognized as an international design think-tank that creates brand experiences for commercial environments, DMX uses sight, sound and science as building blocks. The company's services include full motion video, music, messages and environmental scents that provide brand texture for its customers and create integrated, multi-sensory environments that drive repeat business. DMX also provides music for cable television networks worldwide. For over 35 years, DMX's customers have included prominent industry leaders and represent some of the most identifiable international brands such as Nike, Starwood Hotels, 24 Hour Fitness, American Eagle, and many others. For more information please visit DMX on the Web at www.dmx.com.


    CONTACT: Muzak LLC
             Marissa Ferrari, 803-396-3242
             marissa_ferrari@muzak.com
             or
             DMX
             Brian McKinley, 512-380-8508
             brian.mckinley@dmx.com